Durland & Company, CPAs, P.A.
                                   PO Box 1175
                              Palm Beach, FL 33480
                                 (561) 881 9885
                                  fax 881 9886


July 28, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:     PUREZZA GROUP, INC.
        File No.  333-85306

Ladies and Gentlemen:

We have read the statements made by PUREZZA GROUP, INC. in Item 4.01(a) of the Form 8-K/A expected to be filed on July 29, 2005, regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with any other statements made in the Form 8-K.

Very truly yours,

/s/ Durland & Company, CPAs, P.A.

Durland & Company, CPAs, P.A.